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                                                                    EXHIBIT 23.1
                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Riverstone Networks, Inc.:

   We consent to the inclusion of our reports dated August 30, 2000, with respect to the consolidated balance sheets of Riverstone Networks, Inc. as of February 28, 1999 and February 29, 2000 and the related consolidated statements of operations, cash flows and stockholder's net investment for each of the years in the three-year period ended February 29, 2000 and the related schedule, which reports appear in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-1.

                                          KPMG LLP

Boston, Massachusetts
September 15, 2000